Exhibit 10.2

HEALTHMONT, INC.

(f/k/a HM Acquisitions Corp.)

NOTE PURCHASE AGREEMENT

$2,300,000

15.0% PROMISSORY NOTE

Dated as of October 3, 2003

EXHIBITS & SCHEDULES

Exhibit A	Form of Promissory Note

Exhibit B	Form of Warrant

Exhibit C	Form of Security Agreement

Exhibit D	Form of Warrantholders Rights Agreement

Exhibit E	Form of Amended Collateral Assignment of Securities Deeds and Contracts

Exhibit F	Form of Parent Subordination Agreement

Exhibit G	Form of Intercompany Subordination Agreement

Exhibit H	Form of Parent Guaranty

Exhibit I	Form of Subsidiary Guaranty

Exhibit J	Form of Amended and Restated Pledge and Security Agreement

Schedule 8.5	Real Property

Schedule 9.2	Joint Ventures

Schedule 9.5	Facilities

Schedule 9.12	Transactions

Schedule 9.14	Capital Structure

Schedule 11	Permitted Liens

NOTE PURCHASE AGREEMENT

HEALTHMONT, INC.

(f/k/a HM Acquisitions Corp.)

$2,300,000

15.0% Promissory Note

Dated as of October 3, 2003

CHATHAM INVESTMENT FUND I, LLC

100 Galleria Parkway, Suite 270

Atlanta, Georgia 30305

Attn: Brian G. Reynolds

Ladies and Gentlemen:

HealthMont, Inc. (f/k/a HM Acquisitions Corp.), a Delaware corporation (the “Company”), a successor by merger to HealthMont, Inc., a Tennessee corporation (“HealthMont”), proposes to issue and sell to Chatham Investment Fund I, LLC, a Delaware limited liability company (the “Purchaser”), a 15.0% Promissory Note due August 31, 2005 in the aggregate principal amount of $2,300,000 (the “Note”) substantially in the form of Exhibit A hereto. The Company is a wholly-owned subsidiary of SunLink Health Systems, Inc., an Ohio corporation (“Parent”).

The sale of the Note and the Warrant (as defined below) to Purchaser will be made without registration of the Note or the Warrant under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemption therefrom provided by Section 4(2) of the Securities Act.

The Company hereby agrees with Purchaser as follows:

1. PURCHASE AND SALE OF THE NOTE AND WARRANT. The Company agrees to issue and sell the Note to Purchaser and agrees to cause Parent to issue the Warrant (as defined below) to Purchaser as hereinafter provided, and Purchaser, upon the basis of the representations and warranties herein contained, but subject to the conditions hereinafter stated, agrees to purchase the Note in exchange for $2,300,000.

2. PAYMENT FOR THE NOTES. Payment for the Note and the Warrant shall be made to the Company or to its order by wire transfer or other same day funds on the Closing Date (as defined below) to the account designated in writing to Purchaser. The closing shall occur at the offices of the Company, 900 Circle 75 Parkway, Suite 1300, Atlanta, Georgia at 10:00 A.M., Atlanta, Georgia time on October 3, 2003 or at such other date or time as may be mutually agreed upon. The time and date of such payment are referred to herein as the “Closing Date.”

Payment for the Note and the Warrant shall be made against delivery to the Purchaser of the Note and the Warrant registered to Purchaser.

3. INTEREST ON THE NOTE. Interest shall accrue on the unpaid principal amount of the Note from and including the Closing Date, at an interest rate of 15.0% per annum, payable at the election of the holder in cash or by wire transfer of immediately available funds to the respective account designated in writing by Purchaser, monthly in arrears on the last day of each month (or, if the last day of any such month is not a Business Day, on the next Business Day after such last day). Interest on the Note will be computed on the basis of a 360-day year composed of twelve 30-day months. The Note shall bear interest on any overdue principal, including any overdue payment or prepayment of principal and premium, if any, and (to the extent permitted by applicable law) on any overdue installment of interest, at the rate of 2% per annum in excess of the interest rate applicable to timely payments thereon.

4. WARRANT.

4.1 On the Closing Date, Parent shall deliver to Purchaser, in consideration for executing this Agreement, a warrant exercisable for 57,500 shares of Common Stock (together with any substitutions or replacements therefor, the “Warrant”) and shall have a nominal exercise price. The Warrant shall be substantially in the form of Exhibit B hereto, and shall be duly executed and registered in Purchaser’s name. The Warrant shall be fully earned by Purchaser by its execution hereof. The number of shares of Common Stock for which the Warrant is exercisable is subject to adjustment pursuant to certain provisions contained therein.

4.2 Parent, Company and Purchaser agree that, for Federal income tax purposes (i) the Warrant together with the Note constitute an investment unit, and (ii) the aggregate issue price of the Note is $2,300,000 and the aggregate purchase price of the Warrant is $0. Neither Parent nor Company shall voluntarily take any action inconsistent with the agreement set forth in the immediately preceding sentence.

5. CONDITIONS PRECEDENT. The obligations of Purchaser under Section 2 are subject to the following conditions:

5.1 The representations and warranties of the Company contained herein are true and correct on and as of the Closing Date in all material respects with respect to all representations and warranties qualified by a reference to materiality or to any Material Adverse Effect and in all respects with respect to all other representations and warranties as if made on and as of the Closing Date, and the Company shall have complied with all agreements and all conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date.

5.2 Purchaser shall have received:

(a) This Agreement or counterparts hereof, duly executed and delivered by the Company and Purchaser;

(b) The Note, duly executed and delivered by the Company;

(c) The Warrant, duly executed and delivered by the Parent;

(d) The Warrantholders Rights Agreement, duly executed and delivered by the Parent;

(e) The Security Agreement, duly executed and delivered by the Company, HealthMont of Georgia, Inc. (d/b/a Memorial Hospital of Adel and Memorial Convalescent Center, a Tennessee corporation (“HealthMont Georgia”), HealthMont of Missouri, Inc. (d/b/a/ Callaway Country Community Hospital), a Tennessee corporation (“HealthMont Missouri”), and Chatham;

(f) The Parent Guaranty, duly executed and delivered by the Parent;

(g) The Subsidiary Guaranty, duly executed and delivered by HealthMont Georgia and HealthMont Missouri;

(h) The Amended Collateral Assignment, duly executed and delivered by the Parent;

(i) The Intercompany Subordination Agreement, duly executed and delivered by the Parent, HealthMont Georgia, HealthMont Missouri and Purchaser;

(j) The Subordination Agreement, duly executed and delivered by GE, the Parent, HealthMont, HealthMont Georgia, HealthMont Missouri and the Company;

(k) The Amended Pledge and Security Agreement, duly executed and delivered by the Parent and Chatham;

(l) A copy of the resolutions in form and substance reasonably satisfactory to them, of the Boards of Directors of the Company and its Subsidiaries, and the Parent authorizing the execution, delivery and performance of this Agreement, the Warrant, the Related Transactions and any other documents contemplated hereby or thereby to which they are a party, certified as of the Closing Date by the secretary or an assistant secretary of the Company and the Parent, and such certificate(s) shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded as of the date of such certificate;

(m) A certificate of the secretary or an assistant secretary of the Company and its Subsidiaries, and the Parent, dated as of the Closing Date, certifying as to the incumbency and signatures of the officers of the Company executing this Agreement, the Warrant and any certificate or other documents to be delivered by either of them pursuant hereto, together with evidence of the incumbency of such secretary or assistant secretary;

(n) The unaudited Consolidated balance sheet and statement of income of the Company and its Subsidiaries for the monthly period ended August 31, 2003 (all in reasonable detail and form acceptable to Purchaser), prepared in accordance with GAAP and fairly presenting, in all material respects, the financial position of the Persons covered thereby at the date thereof and the results of their operations for such period, subject only to normal year-end audit adjustments and the addition of footnotes;

(o) Copies of the certificate of incorporation of the Parent and all amendments thereto certified by the Secretary of State of Ohio, together with copies of the by-laws of the Parent certified as accurate and complete by the secretary or assistant secretary of the Parent;

(p) Good standing certificates for the Parent, dated as of a recent date prior to the Closing Date, issued by the Secretary of State of the State of Ohio;

(q) Copies of the certificate of incorporation of the Company and its Subsidiaries, and all amendments thereto certified by the Secretary of State in which they are incorporated, together with copies of the by-laws of the Company certified as accurate and complete by the secretary or assistant secretary of the Company; and

(r) Good standing certificates for the Company and its Subsidiaries, dated as of a recent date prior to the Closing Date, issued by the Secretary of State in which it is incorporated.

5.3 Purchaser shall have received an officer’s solvency certificate supporting the conclusions that, after giving effect to the transactions contemplated by this Agreement, the Warrant and the Related Transactions and the contemplated borrowings of the full amounts available thereunder, the Company, individually and on a Consolidated basis with its subsidiaries, will not be insolvent, will not be rendered insolvent by the indebtedness incurred in connection therewith, will not be left with unreasonably small capital with which to engage in its business or will not have incurred debts, including contingent obligations, beyond its ability to pay such debts as they mature.

5.4 The Company shall have duly executed and delivered to Purchaser a true, correct and complete copy of each of the Related Transaction Documents, together with evidence satisfactory to Purchaser in its sole good faith discretion of the satisfaction (without waiver) of all other conditions to the closing of the Related Transactions scheduled to be closed on the Closing Date, and that all transactions contemplated by the Related Transaction Documents to be consummated on or before the Closing Date will take place prior to or simultaneously with the transactions hereunder contemplated to take place on the Closing Date.

5.5 Satisfaction of Purchaser in its sole good faith discretion as to the absence of any event, act, condition or occurrence of whatever nature that constitutes, or could reasonably be expected to result in, a Material Adverse Effect since June 30, 2002.

5.6 Purchaser shall have received on and as of the Closing Date a certificate signed by an appropriate officer of the Company in which such officer shall state (i) that the representations and warranties in this Agreement, the Note and the Warrant are true and correct in all material respects, as if made at and as of the Closing Date, (ii) that the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder or thereunder in all material respects at or prior to the Closing Date, (iii) that subsequent to March 31, 2003 no Material Adverse Effect shall have occurred, and (iv) there has not occurred any default in the performance or observance of any material obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, loan agreement, note, lease or other agreement or instrument to which it is a party or by which it may be bound or to which any of its properties may be subject and which default has resulted, or created a material risk of resulting, in a Material Adverse Effect.

5.7 Purchaser and its counsel and other advisors shall have received all costs, fees and expenses payable to it on the Closing Date, including, without limitation, the commitment fee to Purchaser in the amount of $57,500.

5.8 The Company and Parent shall have received any and all necessary consents and shall have made any and all filings necessary in connection with the consummation of the transactions contemplated by this Agreement and the Related Transaction Documents.

5.9 On or prior to the Closing Date the Company and Parent shall have furnished to Purchaser such further certificates and documents as Purchaser shall reasonably request.

6. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE OTHER CREDIT PARTIES. To induce Purchaser to enter into this Agreement and purchase the Note and the Warrant as provided herein, the Company represents and warrants to Purchaser that:

6.1 Corporate Existence and Power. The Company and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the state of its organization, and has all organizational powers and all material governmental licenses, authorizations, consents and approval required to carry on its business as now conducted and as from time to time will be conducted. The Company and each of its Subsidiaries is qualified to do business as a foreign organization in each jurisdiction in which the failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

6.2 Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by the Company of the Financing Documents to which it is a party are within its organizational powers, have been duly authorized by all necessary organizational action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene or constitute a default under, any provisions of applicable law or regulation the violation of which could reasonably be expected to have a Material Adverse Effect, or of the Organizational Documents of the Company, or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Company or result in the creation or imposition of any Lien on any asset of the Company.

6.3 Binding Effect.

(a) Each of the Financing Documents to which each is a party constitutes a valid and binding agreement of the Company and Parent in each case enforceable in accordance with its respective terms, subject to: (i) the effect of any applicable bankruptcy, fraudulent transfer, moratorium, insolvency, reorganization or other similar laws affecting the rights of creditors generally; and (ii) the effect of general principles of equity whether applied by a court of equity or law.

(b) The Parent has reserved and will keep available for issuance upon exercise of the Warrant the total number of Warrant Shares deliverable upon such exercise from time to time outstanding. The issuance of the shares of Common Stock issuable upon the exercise of the Warrant has been duly and validly authorized and, when issued and sold in accordance with the Warrant, Warrant Shares will be duly and validly issued, fully paid and nonassessable and free of preemptive rights.

6.4 No Default. No Default has occurred and is continuing and neither the Company nor any of its Subsidiaries is in default under or with respect to any material contract, agreement, lease or other material instrument to which it is a party or by which its property is bound or affected.

6.5 Taxes. All Federal, state and local tax returns, reports and statements required to be filed by or on behalf of the Company and any of its Subsidiaries prior to the date hereof have been filed with the appropriate governmental agencies in all jurisdictions in which such returns, reports and statements are required to be filed, and all taxes (including real property taxes) and other charges shown to be due and payable have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for nonpayment thereof, except any of the foregoing as may be subject to a Permitted Contest and except for such filings or payments, the failure to make which (individually or in the aggregate) could not reasonably be expected to have a Material Adverse Effect. All state and local sales and use taxes required to be paid by the Company and its Subsidiaries prior to the date hereof have been paid, except any of the foregoing as may be subject to a Permitted Contest and except for such payments the failure to make which (individually or in the aggregate) could not reasonably be expected to have a Material Adverse Effect. All federal and state returns have been filed by the Company for all periods for which returns were due with respect to employee income tax withholding, social security and unemployment taxes, and the amounts shown thereon to be due and payable have been paid in full or adequate provisions therefore have been made. For the avoidance of doubt, such payments, returns, reports and statements do not include any of the foregoing with respect to Medicare, Medicaid or Tricare programs.

6.6 Brokers. No broker, finder or other intermediary has brought about the obtaining, making or closing of the transactions contemplated by the Financing Documents, and the Company does not or will not have any obligation to any Person in respect of any finder’s or brokerage fees in connection herewith or therewith.

6.7 Full Disclosure. None of the information (financial or otherwise) furnished to Purchaser by or on behalf of the Company or any of its Subsidiaries in connection with the consummation of the transactions contemplated by any of the Financing Documents nor any forms, reports or documents required to be filed by the Company with the Securities and Exchange Commission the contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in the light of the circumstances under which such statements were made; provided that with respect to projected financial information the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. As of the date hereof, no fact is actually known to the Company or any of its Subsidiaries which has resulted, or in the future (so far as the Company or any of its Subsidiaries can reasonably foresee) will result, or creates a material risk of resulting, in any Material Adverse Effect, except to the extent that present or future general or industry economic conditions may result in a Material Adverse Effect or as otherwise disclosed in the Company’s filings with the Securities and Exchange Commission. All financial projections delivered, if any, to Purchaser have been prepared on the basis of the assumptions stated therein.

6.8 Representation and Warranties Incorporation from Other Operative Documents. As of the Closing Date, each of the representations and warranties made in the Financing Documents by each of the parties thereto is true and correct in all material respects, and such representations and warranties are hereby incorporated herein by reference with the same effect as though set forth in their entirety herein, as qualified therein.

6.9 Solvency. Both before and after giving effect to (a) the loan to be made or extended on the Closing Date and the issuance of the Warrant on the Closing Date, (b) the disbursement of the proceeds of such loan pursuant to the instructions of the Company, (c) the consummation of the transactions contemplated in the Financing Documents and the Related Transaction Documents, and (d) the payment and accrual of all transaction costs in connection with the foregoing, the Company and each of its Subsidiaries is solvent.

7. PAYMENT OF NOTES. Except as expressly provided in Section 7.2, the Company may not prepay all or any part of the principal amount of the Note. The Company covenants that so long as the Note is outstanding:

7.1 Amortization of Note. The Company shall repay the entire principal amount of the Note then outstanding on August 31, 2005, together with all accrued and unpaid interest thereon. On any accelerated maturity of the Note, the Company will pay the entire principal amount of the Note then outstanding together with all accrued and unpaid interest thereon.

7.2 Voluntary Prepayments.

(i) The Company may, from and after the Closing Date, upon 5 Business Days’ prior written notice thereof from the Company to Purchaser, redeem the Note, in whole or in part, together with the applicable prepayment provisions provided below; provided that any such redemptions shall be in a minimum amount of $100,000 and integral multiples of $100,000 in excess of such amount, plus all accrued and unpaid interest including the date of redemption with respect to such amount redeemed.

(ii) In the event of any prepayments or redemptions on or in respect of the Note (other than from the proceeds of the issuance of equity securities of Parent) the Company shall, subject to the provisions of the Subordination Agreement, on the date of such prepayment or redemption, pay the holder a prepayment premium (the “Prepayment Premium”) in an amount equal to (x) 2.5% of the amount so prepaid or redeemed after the first anniversary of the Closing Date, (y) 1.5% of the amount so prepaid or redeemed after the first anniversary of the Closing Date and on or prior to the second anniversary of the Closing Date, and (z) 0% of the amount so prepaid or redeemed after the second anniversary of the Closing Date.

Notwithstanding the foregoing provisions of this Section 7.2(ii), Chatham agrees to waive the applicable amount of the Prepayment Premium to the extent any such prepayment of the Note arises from the proceeds of a refinancing in which Chatham or its Affiliates are a participant or lender.

8. AFFIRMATIVE COVENANTS. Company hereby covenants and agrees with Purchaser to comply with such of the following provisions as are applicable to it (except as otherwise agreed or consented to or waived in writing by Purchaser):

8.1 Integration. The Company will take all action that is appropriate or necessary to assure that its offerings of other securities will not be integrated for purposes of the Securities Act with the offerings of the Note and the Warrant by the Company to Purchaser contemplated hereby in any manner that would require the registration of such securities under the Securities Act.

8.2 Solicitation. Neither the Company, its Affiliates nor any person acting on its or their behalf, have offered or sold, or have solicited or will solicit any offer to buy or offer to sell, the Note or the Warrant by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D or in any manner involving a public offering within the meaning of, or prohibited by, Section 4(2) of the Securities Act.

8.3 Available Information. While the Note and/or the Warrant remain outstanding and are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, the Company will, during any period in which it is not subject to Section 13 or 15(d) of the Exchange Act, make available to Purchaser in connection with any sale thereof, in each case as soon as is reasonably practicable upon written request of Purchaser, the information specified in, and meeting the requirements of, Rule 144A(d)(4) under the Securities Act (or any successor thereto), provided that Purchaser agrees to maintain the confidentiality of any such information which has not been disclosed to the public.

8.4 Payments Under this Agreement. The Company will make all payments of principal, interest, fees, and all other payments required under this Agreement and under the Note, and under any other agreements with the Purchaser to which the Company is a party, as and when due.

8.5 Mortgages. Within fifteen (15) days of the Closing Date, the Company will provide mortgages on all real property ascribed on Schedule 8.5, and all such title insurance policies, endorsements and opinions in each case in form and substance satisfactory to the Purchaser.

8.6 Information Covenants. Company and its Subsidiaries will furnish or cause to be furnished to Purchaser or the registered holder of the Note, the Warrant and/or the Warrant Shares:

(a) Monthly Statements. As soon as available, but in any event within 15 days after the end of each month of the Company, duplicate copies of:

(i) consolidated balance sheets of the Company and its Subsidiaries as at the end of such month, and

(ii) consolidated statements of income and stockholders’ equity of the Company and its Subsidiaries for such month and, in addition, statements of cash flow, in each case, for the portion of the fiscal year ending with such month, in each case prepared in accordance with GAAP applicable to periodic financial statements generally, and fairly presenting, in all material respects, the financial position of the Persons being reported on and their results of operations and cash flows, subject to changes resulting from normal year-end adjustments.

(b) Quarterly Statements. As soon as available, but in any event within 60 days after the end of each fiscal quarter of the Company, duplicate copies of:

(i) consolidated balance sheets of the Company and its Subsidiaries as at the end of such quarter, and

(ii) consolidated statements of income and stockholders’ equity of the Company and its Subsidiaries for such quarter and, in addition, statements of cash flow, in each case, for the portion of the fiscal year ending with such quarter, in each case prepared in accordance with GAAP applicable to periodic financial statements generally, and fairly presenting, in all material respects, the financial position of the Persons being reported on and their results of operations and cash flows, subject to changes resulting from normal year-end adjustments.

(c) Annual Statements. As soon as available, but in any event within 105 days after the end of each fiscal year of the Company, duplicate copies of:

(i) consolidated balance sheets of the Company and its Subsidiaries as at the end of such year, and

(ii) consolidated statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries for such year,

in each case prepared in accordance with GAAP, fairly presenting, in all material respects, the financial position of the Persons being reported on and their results of operations and cash flows, and accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion (i) shall state that such financial statements (other than consolidating statements) present fairly, in all material respects, the financial position of the Persons being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements (other than consolidating statements) has been made in accordance with generally accepted auditing standards in the United States, and that such audit provides a reasonable basis for such opinion in the circumstances, and (ii) shall not contain any “going concern” qualification.

(d) Certificate of Chief Financial Officer. Concurrently with the delivery of the financial statements referred to in subsections (a) and (b) of this Section 8.5, a certificate of the Chief Executive Officer or Chief Legal Officer and the Chief Financial Officer or Chief Accounting Officer of the Company stating that (i) to the best of such officer’s actual knowledge, the Company and each of its Subsidiaries has observed or performed in all material respects all of its covenants and other agreements, and satisfied in all material respects every condition, contained in this Agreement and the other Financing Documents to be observed, performed or satisfied by it (ii) neither officer has obtained knowledge of any Default except as specified in such certificate, and (iii) to the best of such officer’s knowledge, such financial statements have been prepared in accordance with GAAP (with respect to quarterly financial statements, subject to the absence of footnotes and changes resulting from normal year-end adjustments) and fairly present, in all material respects, the financial position of the Persons being reported on and their results of operations and cash flows.

(e) Other Information. Promptly upon their becoming available, copies of all financial statements, reports, notices and proxy statements sent by the Company or any of its Subsidiaries to its securityholders or made available generally by the Company or any of its Subsidiaries and all regular and periodic reports and all registration statements and final prospectuses, if any, filed by the Company or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any other governmental authority succeeding to any of its functions and, promptly upon request, such additional financial and other information as Purchaser may from time to time reasonably request.

(f) Notice of Default or Event of Default or Litigation. The Company shall give prompt notice to the Purchaser of any litigation, arbitration, or other proceeding before any Governmental Authority against or affecting the Company if the amount claimed is more than $50,000.00 for any single claim, or if the amounts at issue in all proceedings pending against the Company at any point in time exceed $250,000 in the aggregate.

(g) Additional Information to Holders of Other Indebtedness. Simultaneously with the furnishing of such information to any other holder of Indebtedness of the Company or any of its Subsidiaries, (i) copies of all other financial statements, reports or projections with respect to the Company or any of its Subsidiaries which are broader in scope or on a more frequent basis than the such Person is required to provide under this Agreement and (ii) copies of all studies, reviews, reports or assessments that reveal circumstances, events or other matters that could reasonably be expected to have a Material Adverse Effect.

(h) Notices Related HealthMont Loan Documents. Promptly (but in any event within 3 Business Days) after receipt by the Company of any notice with respect to the prepayment of HealthMont Loan, copies of such communication.

8.7 Employee Benefit Plans. The Company will (i) comply with the funding requirements of ERISA with respect to the Plans for its employees, or will promptly satisfy any accumulated funding deficiency that arises under Section 302 of ERISA; (ii) furnish the Purchaser, promptly after filing the same, with copies of all reports or other statements filed with the United States Department of Labor, the Pension Benefit Guaranty Corporation, or the Internal Revenue Service with respect to all Plans, or which the Company, or any member of a Controlled Group, may receive from such Governmental Authority with respect to any such Plans, and (iii) promptly advise the Purchaser of the occurrence of any Reportable Event or Prohibited Transaction with respect to any such Plan and the action which the Company proposes to take with respect thereto. The Company will make all contributions when due with respect to any multi- employer pension plan in which it participates and will promptly advise the Purchaser: (x) upon its receipt of notice of the assertion against the Company of a claim for withdrawal liability; (y) upon the occurrence of any event which could trigger the assertion of a claim for withdrawal liability against the Company; and (z) upon the occurrence of any event which would place the Company in a Controlled Group as a result of which any member (including the Company) thereof may be subject to a claim for withdrawal liability, whether liquidated or contingent.

8.8 Financing Statements. The Company shall provide to the Purchaser evidence satisfactory to the Purchaser as to the due recording of termination statements, releases of collateral, and Forms UCC-3, and shall cause to be recorded financing statements on Form UCC-1, duly executed by the Company and the Purchaser, in all places necessary to release all existing security interests and other liens in the Collateral (other than as permitted by this Agreement) and to perfect and protect the Purchaser’s lien and security interest in the Collateral, as the Purchaser may request.

8.9 Books, Records and Inspections. The Company will, and will cause each of its respective Subsidiaries to, keep true and correct books of records and accounts in which full and correct entries will be made of all their business transactions, all sufficient to all for the preparation of the Company’s financial statements in accordance with GAAP. The Company will, and will cause each of its respective Subsidiaries to, permit, upon one (1) Business Days prior notice to the chief executive officer or chief financial officer of the Company (or with no prior notice if a Default or Event of Default then exists), officers and designated representatives of Purchaser to visit and inspect any of the properties or assets of the Company and of any of its Subsidiaries, and to examine the books and records of the Company, and any of its respective Subsidiaries, all at such reasonable times and intervals during normal business hours and to such reasonable extent as the Purchaser may reasonably request.

8.10 Maintenance of Property; Insurance.

(a) The Company and its Subsidiaries will exercise commercially reasonable efforts to maintain or cause to be maintained in good repair, working order and condition (subject to normal wear and tear) all properties used in its businesses and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof and will maintain and renew as necessary all material licenses, permits and other clearances necessary to use and occupy such properties, except where the failure to comply with any of the foregoing could not reasonably be expected to have a Material Adverse Effect.

(b) The Company and its Subsidiaries will maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to its properties and business which are of an insurable character against loss or damage of the kinds customarily insured against by corporations of established reputation engaged in the same or similar businesses and similarly situated, of such types and in such amounts as are customarily carried under similar circumstances by such other corporations.

8.11 Payment of Taxes. The Company will, and will cause each of its respective Subsidiaries to, pay and discharge all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which material penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien (other than Liens for taxes, assessments or governmental charges or claims that are not yet delinquent) or charge upon any properties of the Company or any of its respective Subsidiaries or cause a failure or forfeiture of title thereto; provided that neither the Company nor any of its respective Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or asset that may become subject to such Lien, if it has maintained adequate reserves with respect thereto in accordance with and to the extent required under GAAP.

8.12 Corporate Franchises. The Company will continue to engage in business of the same general type as is conducted by is immediately prior to the Closing Date and will do or cause to be done all things necessary to preserve and keep in full force and effect their existence and authority as a corporation.

8.13 Compliance with Statutes, etc. The Company will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including all applicable Environmental Laws), except where such noncompliance could not reasonably be expected to result in a Material Adverse Effect.

8.14 Taxes and Charges. The Company will timely file all tax reports and pay and discharge all taxes, assessments and governmental charges or levies imposed upon the Company, or its income or profits or upon its properties or any part thereof, before the same shall be in default and before the date on which penalties attach thereto, as well as all lawful claims for labor, material, supplies or otherwise which, if unpaid, might become a lien or charge upon the properties or any part thereof of the Company; provided, however, that the Company shall not be required to pay and discharge or cause to be paid and discharged any such tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith and by appropriate proceedings by the Company, and the Company shall have set aside on their books adequate reserve therefor; and provided further, that such deferment of payment is permissible only so long as the Company’s title to, and its right to use, the Collateral is not adversely affected thereby and Purchaser’s lien and priority on the Collateral are not adversely affected, altered or impaired thereby.

8.15 Performance of Obligations. The Company will, and will cause its Parent and each of its Subsidiaries to, perform in all material respects all of their respective obligations under the terms of each mortgage, indenture, security agreement, other debt instrument and material contract by which they are bound or to which they are a party, except where such nonperformance could not reasonably be expected to result in a Material Adverse Effect.

8.16 Use of Proceeds. All proceeds of the sale of the Note shall be used (i) to advance funds by the Company to HealthMont, (ii) to pay certain expenses to be incurred in connection with the Merger, (iii) to fund certain fees and expenses associated with the sale of the Note and Warrant hereunder, and (iv) the remainder for general corporate purposes.

8.17 Purchase Price of the Note; Additional Taxes. The Company agrees with Purchaser that, for purposes of Sections 127_ through 1275 of the Code, the aggregate purchase price of the Note shall be $2,300,000.00 and that such price will be appropriately used by the Company and Purchaser for financial reporting and income tax purposes.

8.18 Access. The Company shall, and cause each of its respective Subsidiaries to, during normal business hours, from time to time upon one (1) Business Days’ prior notice as frequently as Purchaser determines to be appropriate: (a) provide Purchaser and any of their officers, employees and agents access to its properties, facilities, advisors and employees (including officers) of the Company and each of its Subsidiaries, (b) permit Purchaser, and any of their officers, employees and agents, to inspect, audit and make extracts from the Company’s and each of its Subsidiaries’ books and records, and (c) permit Purchaser, and their officers, employees and agents, to inspect, review, evaluate and make test verifications and counts of the accounts, inventory and other assets of the Company and each of its Subsidiaries. If a Default or Event of Default has occurred and is continuing or if access is necessary to preserve or protect the Collateral as determined by Purchaser, Company and each of its Subsidiaries shall provide such access to

Purchaser at all times and without advance notice. Furthermore, so long as any Event of Default has occurred and is continuing, the Company shall provide Purchaser with access to its suppliers and customers. The Company and each of its Subsidiaries shall make available to Purchaser and their counsel, as quickly as is possible under the circumstances, copies of all books and records that Purchaser may reasonably request. Company and each of its Subsidiaries shall deliver any document or instrument necessary for either Purchaser, as it may from time to time request, to obtain records from any service bureau or other Person that maintains records for the Company or any of its Subsidiaries.

8.19 Collection of Accounts. The Company shall continue to collect its Accounts in the ordinary course of business.

8.20 Places of Business. The Company shall give thirty (30) days’ prior written notice to the Purchaser of any charge in the location of any of its places of business, of the places where its records concerning its Accounts are kept, of the places where the Collateral is kept, or of the establishment of any new, or the discontinuance of any existing, places of business.

8.21 Business Conducted. The Company shall continue in the business currently conducted by it using its best efforts to maintain its customers and goodwill. The Company shall not engage, directly or indirectly, in any business or lines of business which are not reasonably related to the lines of business conducted by it immediately before the Closing Date without the prior written consent of the Purchaser, such consent to be withheld or granted based on the Purchaser’s determination in its sole discretion whether such action would have a detrimental impact on (a) the Company’s ability to repay the Note and/or (b) the Purchaser’s rights in the Collateral.

8.22 Licensure; Medicaid/Medicare Cost Reports. The Company will maintain all certificates of need, provider numbers and licenses necessary to conduct its business as currently conducted, and take any steps required to comply with any such new or additional requirements that may be imposed on providers of medical products and Medical Services. If required, all Medicaid/Medicare cost reports will be properly filed.

8.23 Further Assurances. The Company will at its own cost and expense, cause to be promptly and duly taken, executed, acknowledged and delivered all such further acts, documents and assurances as may from time to time be necessary or as Purchaser may from time to time reasonably request in order to carry out the intent and purposes of the Financing Documents and the transactions contemplated thereby.

9. NEGATIVE COVENANTS. Company covenants and agrees that so long as the Company may borrow under this Agreement and until payment in full of the Note md performance of all Obligations and other obligations of the Company under the Financing Documents:

9.1 Borrowing. The Company will not, and will not permit any of its Subsidiaries to create, incur, assume or suffer to exist any liability for Borrowed Money except: (i) indebtedness to the Company and any of its Subsidiaries, (ii) indebtedness of the Company and any of its Subsidiaries secured by mortgages, encumbrances or liens expressly permitted by Section 9.3; (iii) accounts payable to trade creditors and current operating expenses (other than for borrowed money) which are not aged more than one hundred twenty (120) days from the billing date or more than thirty (30) days from the due date, in each case incurred in the ordinary course of business and paid within such time period, unless the same are being contested in good faith and by appropriate and lawful proceedings, and the Company and any of its Subsidiaries shall have set aside such reserves, if any, with respect thereto as are required by GAAP and deemed adequate by the Company and any of its Subsidiaries and its independent accountants; (iv) borrowings incurred in the ordinary course of its business and not exceeding $10,000.00 in the aggregate outstanding at any one time, (v) capital leases existing as of the date of this Agreement, and (vi) capital equipment leases and/or purchase money conditional sale contracts entered into following the date of this Agreement provided that the aggregate amount obligated on all such capital equipment leases and/or purchase money conditional sale contracts does not exceed $300,000 per Company facility without the prior written consent of the Purchaser. The Company will not, and will not permit any of its Subsidiaries to make prepayments on any existing or future indebtedness for Borrowed Money to any Person (other than the Company, to the extent permitted by this Agreement or any subsequent agreement between the Company and the Purchaser).

9.2 Joint Ventures. Except as specifically described in Schedule 9.2, the Company and its Subsidiaries will not invest directly or indirectly in any joint venture for any Purpose without the prior written notice to, and the prior written consent of, the Purchaser, which consent shall not be unreasonably withheld.

9.3 [INTENTIONALLY OMITTED]

9.4 Liens and Encumbrances. The Company and its Subsidiaries will not create, incur, assume or suffer to exist any mortgage, pledge, lien or other encumbrance of any kind (including the charge upon property purchased under a conditional sale or other title retention agreement) upon, or any security interest in, any of its Collateral, whether now owned or hereafter acquired, except for Permitted Liens.

9.5 Restriction on Fundamental Changes; No Change in Operation or Control. Without the prior written consent of the Purchaser, such consent to be withheld or granted based on Purchaser’s determination in its sole discretion whether the requisite following actions would have a material adverse effect on (a) the Company’s and its Subsidiaries’ ability to repay the Note and/or (b) the Purchaser’s rights in the Collateral, the Company and its Subsidiaries will not: (i) enter into any transaction of merger or consolidation; (ii) liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution); (iii) convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, any of its assets, or the capital stock of any subsidiary of the Company and its Subsidiaries, whether now owned or hereafter acquired; or (iv) acquire by purchase or otherwise all or any substantial part of the business or assets of, or stock or other evidence of beneficial ownership of, any Person. The Company and its Subsidiaries agree that compliance with this Section 9.5 is a material inducement to the Purchaser’s advancing credit under this Agreement and the Company and its Subsidiaries further agree that any breach of the terms of this Section 9.5 shall constitute fraud. The Company and its Subsidiaries further agree that in addition to all other remedies available to the Purchaser, the Purchaser shall be entitled to specific enforcement of the covenants in this Section 9.5, including injunctive relief. Consistent with the foregoing, until the Obligations are repaid in full, the Company and its Subsidiaries shall not transfer, assign, convey or grant to any other Person the right to operate or control any of the facilities listed on Schedule 9.5, whether by lease, sublease, management agreement, joint venture agreement or otherwise.

9.6 Dividends, Distributions and Management Fees. The Company will not, and will not permit any of its Subsidiaries to, declare or pay any dividends or other distributions with respect to, purchase, redeem or otherwise acquire for value any of its outstanding stock now or hereafter outstanding, or return any capital of its stockholders, nor shall the Company or any of its Subsidiaries pay management fees or fees of a similar nature to any Person. Notwithstanding the foregoing, so long as no Event of Default has occurred under any of the Financing Documents, the Company shall be entitled to make (a) distributions to Parent, (b) payments of principal on the intercompany indebtedness owed by the Company to Parent, and (c) amounts in respect of payments made by the Company to Parent for the Company’s allocable share of costs for goods or services, that Parent obtains from third persons in the ordinary course of business, but in each case, in (a), (b) or (c), such distribution may only be made to the extent that such distribution or other payments will not cause or result in an Event of Default (including, without limitation, a violation of any financial covenants in the Financing Documents). In furtherance of the foregoing, the parties acknowledge and agree that, prior to any distribution made by the Company to Parent, the Company must first provide evidence reasonably satisfactory to Purchaser that the Company is currently in compliance with each of its financial covenants set forth in this Agreement and the other Financing Documents, and that any such payment intended to be made to Parent will not result in a violation of any such financial covenants.

9.7 Loans. The Company will not make loans or advances to any Person, other than (i) trade credit extended in the ordinary course of its business, and (ii) advances for business travel and similar temporary advances made in the ordinary course of business to officers, stockholders, directors, and employees.

9.8 Contingent Liabilities. The Company and its Subsidiaries will not assume, guarantee, endorse, contingently agree to purchase or otherwise become liable upon the obligation of any Person, except by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

9.9 Subsidiaries. The Company and its Subsidiaries will not form any subsidiary, or make any investment in or any loan in the nature of an investment to, any other Person.

9.10 Compliance with ERISA. The Company and its Subsidiaries will not permit with respect to any Plan covered by Title IV of ERISA any Prohibited Transaction or any Reportable Event.

9.11 Certificates of Need. The Company and its Subsidiaries will not amend, alter or suspend or terminate or make provisional in any material way, any certificate of need or provider number without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld.

9.12 Transactions with Affiliates. The Company and its Subsidiaries will not enter into any transaction, including without limitation the purchase, sale, or exchange of property, or the loaning or giving of funds to any Affiliate or Subsidiary, except in the ordinary course of business and pursuant to the reasonable requirements of the Company’s and the Subsidiaries’ business and upon terms substantially the same and no less favorable to the Company and the Subsidiaries as it would obtain in a comparable arm’s length transaction with any Person not an Affiliate or subsidiary, and so long as the transaction is not otherwise prohibited under this Agreement. For purposes of the foregoing, Lender consents to the transactions described on Schedule 9.12.

9.13 Use of Lender’s Name. The Company and its Subsidiaries will not use Purchaser’s name (or the name of any of Purchaser’s affiliates) in connection with any of its business operations. The Company and its Subsidiaries may disclose to third parties that the Company and its Subsidiaries has a borrowing relationship with the Purchaser. Nothing contained in this Agreement is intended to permit or authorize the Company and its Subsidiaries to make any contract on behalf of the Purchaser.

9.14 Change in Control. There shall occur no change in the ownership of the Company’s or its Subsidiaries’ capital stock or in the Company’s or its Subsidiaries’ capital structure which would result in a Change in Control without the prior written consent of the Purchaser, such consent to be withheld or granted based on the Purchaser’s determination in its sole discretion whether such Change in Control would have a detrimental impact on (a) the Company’s or its Subsidiaries’ ability to repay the Note and/or (b) the Purchaser’s rights in the Collateral. The capital structure of the Company and its Subsidiaries is set forth in Schedule 9.14.

9.15 Contracts and Agreements. The Company and its Subsidiaries will not become or be a party to any contract or agreement which would breach this Agreement, or breach any other instrument, agreement, or document to which the Company and its Subsidiaries are party or by which it is or may be bound.

9.16 Margin Stock. The Company and its Subsidiaries will not carry or purchase any “margin security” within the meaning of Regulations U, T or X of the Board of Governors of the Federal Reserve System.

9.17 Truth of Statements and Certificates. The Company and its Subsidiaries will not furnish to the Purchaser any certificate or other document that contains any untrue statement of a material fact or that omits to state a material fact necessary to make it not misleading in light of the circumstances under which it was furnished.

9.18 Debt Service Coverage Ratio. Commencing with a measurement on June 30, 2004, and continuing with measurements on the last day of each quarter thereafter throughout the term of the Note, the Company shall have maintained the following Debt Service Coverage Ratios:

Quarter Ending	DSC Ratio
6/30/04	1.1 to 1.00
9/30/04	1.1 to 1.00
12/31/04	1.1 to 1.00
3/31/05	1.1 to 1.00
6/30/05 and thereafter	1.2 to 1.00

For purposes of this covenant, “Debt Service Coverage Ratio” shall mean the ratio of (i) Cash Flow (defined below) from the Facilities (determined as set forth below) to (ii) Debt Service (defined below). The Debt Service Coverage Ratio shall be measured on a quarterly basis beginning with the quarter ending June 30, 2004 and continuing until the Note is repaid in full. For purposes of this covenant, “Cash Flow” shall mean, for any given accounting period, net income (as determined in accordance with generally accepted accounting principles applied on a basis consistent with prior periods) plus amortization, depreciation, interest, and accrued taxes. For purposes of this covenant, “Debt Service” shall mean, for any given period, all regularly scheduled interest payments due under the Note to Purchaser, plus all interest on capital leases, and any other debt permitted pursuant to the terms of the Financing Documents (including, without limitation, in respect of the “GEHFS Obligations” as defined in the Subordination Agreement, dated as of September 30, 2003 among Chatham, GE and the other parties thereto) or otherwise permitted in writing by Purchaser. For purposes of this covenant, “Facilities” shall mean HealthMont Missouri and HealthMont Georgia.

9.19 Cash Flow. Commencing with a measurement on September 30, 2004, and continuing with measurements on the last day of each quarter thereafter throughout the term of the Note, the Company shall have maintained minimum annualized Cash Flow (as defined in Section 9.18) for the preceding twelve (12) months of operations as follows:

Quarter Ending	Cash Flow
9/30/04	$1,000,000
12/31/04	$1,100,000
3/31/05	$1,200,000
6/30/05 and thereafter	$1,200,000

9.20 Amendments, Modifications or Waivers of Senior Loan Documents. The Company shall not (and shall not permit any of its Subsidiaries to) amend, modify, waive or agree to the amendment, modification or waiver of the terms and provisions of the GEHFS Documents (as defined in the Subordination Agreement) without the Purchaser’s prior written consent.

10. DEFAULTS.

10.1 Events of Default. Each of the following (individually, an “Event of Default” and collectively, the “Events of Default”) shall constitute an event of default under this Agreement:

(a) A default in the payment of any installment of principal of, or interest upon, the Note when due and payable, whether at maturity or otherwise, or any breach of Section 3, which default or breach, as applicable, shall have continued unremedied for a period of five (5) Business Days after written notice of the default or breach from the Purchaser to the Company, the Parent and any of their Subsidiaries;

(b) A default in the payment of any other charges, fees, or other monetary obligations to the Purchaser arising out of or incurred in connection with this Agreement or any of the other Financing Documents when such payment is due and payable, which default shall have continued unremedied for a period of five (5) Business Days after written notice of the default from the Purchaser to the Company, any of its Subsidiaries and the Parent;

(c) A default in the due observance or performance by the Company, any of its Subsidiaries and the Parent of any other term, covenant or agreement contained in any of the Financing Documents, which default shall have continued unremedied for a period of ten (10) Business Days after written notice of the default from the Purchaser to the Company, any of its Subsidiaries and the Parent;

(d) Any representation or warranty made by the Company, any of its Subsidiaries and the Parent in this Agreement or in any of the other Financing Documents, any financial statement, or any statement or representation made in any other certificate, report or opinion delivered in connection with this Agreement or the other Financing Documents proves to have been incorrect or misleading in any material respect when made, which default shall have continued

unremedied for a period of ten (10) Business Days after written notice of the default from the Purchaser to the Company, any of its Subsidiaries and the Parent;

(e) Any obligation of the Company and any of its Subsidiaries (other than its Obligations under this Agreement or any of the other Financing Documents) for the payment of Borrowed Money is not paid when due or within any applicable grace period, or such obligation becomes or is declared to be due and payable before the expressed maturity of the obligation, or there shall have occurred an event which, with the giving of notice or lapse of time, or both, would cause any such obligation to becomes or allow any such obligation to be declared to be, due and payable;

(f) The Company and any of its Subsidiaries make an assignment for the benefit of creditors, offers a composition or extension to creditors, or makes or sends notice of an intended bulk sale of any business or assets now or hereafter conducted by the Company, the Parent and any of their Subsidiaries;

(g) The Company or any of its Subsidiaries file a petition in bankruptcy, (ii) the Company or any of its Subsidiaries are adjudicated insolvent or bankrupt, petitions or applies to any tribunal for any receiver of or any trustee for itself or any substantial part of its property, (iii) the Company or any of its Subsidiaries commence any proceeding relating to itself under any reorganization, arrangement, readjustment or debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, (iv) any such proceeding is commenced against the Company or any of its Subsidiaries, and such proceeding remains undismissed for a period of sixty (60) days, (v) the Company or any of its Subsidiaries by any act indicates its consent to, approval of, or acquiescence in, any such proceeding or the appointment of any receiver of or any trustee for the Company or any of its Subsidiaries or any substantial part of its property or suffers any such receivership or trusteeship to continue undischarged for a period of sixty (60) days,

(h) Any final judgment is rendered for an amount such that the aggregate for all such judgments is in excess of $500,000 in any Fiscal Year in excess of applicable insurance coverage (and excluding the $1,000,000 self-insurance basket) for the Company and its Subsidiaries, taken together, which for a period of 60 consecutive days of such rendering or filing is not either vacated, discharged, stayed or bonded pending appeal.

(i) A Reportable Event which is grounds for termination of any Plan covered by Title IV of ERISA or for the appointment by the appropriate United States District Court of a trustee to administer any such Plan or for the entry of a lien or encumbrance to secure any deficiency, has occurred and is continuing thirty (30) days after its occurrence, or any such Plan is terminated, or a trustee is appointed by an appropriate United States District Court to administer any such Plan, or the Pension Benefit Guaranty Corporation institutes proceedings to terminate any such Plan or to appoint a trustee to administer any such Plan, or a lien or encumbrance is entered to secure any deficiency or claim;

(j) There shall occur a Change of Control with respect to the Company and any of its Subsidiaries and the Company has not complied with the provisions set forth in Section 9.14 above;

(k) There shall occur any uninsured damage to or loss, theft or destruction of any portion of the Collateral that exceeds $50,000 in the aggregate;

(1) The Company and any of its Subsidiaries breaches or violates the terms of, or a default or an event which could, whether with notice or the passage of time, or both, constitute a default, occurs under any other existing or future agreement (related or unrelated) between the Company, the Parent, any of their Subsidiaries and the Purchaser;

(m) Upon the issuance of any execution or distraint process against the Company, any of its Subsidiaries or any of their property or assets;

(n) The Company ceases any material portion of its business operations as currently conducted;

(o) Any indication or evidence is received by the Purchaser that the Company or any of its Subsidiaries, may have directly or indirectly been engaged in any type of activity which, in the Purchaser’s discretion, may result in the forfeiture of any property of Company to any Governmental Authority, which default shall have continued unremedied for a period of ten (10) Business Days after written notice from the Purchaser;

(p) The Company or any of its Subsidiaries, or any Affiliate of the Company or any of their Subsidiaries, shall challenge or contest, in any action, suit or proceeding, the validity or enforceability of this Agreement, or any of the other Financing Documents, the legality or the enforceability of any of the Obligations or the perfection or priority of any Lien granted to the Purchaser;

(q) The Company or any of its Subsidiaries shall be criminally indicted or convicted under any law that could lead to a forfeiture of any Collateral; or

(r) There shall occur a Material Adverse Effect in the financial condition or business prospects of the Company or any of its Subsidiaries, which default shall have continued unremedied for a period of ten (10) Business Days after written notice from the Purchaser

(s) The Parent shall have breached any of its covenants or obligations under the Warrant.

10.2 Acceleration. Upon the occurrence of any of the foregoing Events of Default, the Note shall become and be immediately due and payable upon declaration to that effect delivered by the Purchaser to the Company; provided that, upon the happening of any event specified in Section 10.1(g), the Note shall be immediately due and payable without declaration or other notice to the Company.

10.3 Remedies.

(a) Upon the occurrence of and during the continuance of an Event of Default under this Agreement or the other Financing Documents, the Purchaser, in addition to all other rights, options, and remedies granted to the Purchaser under this Agreement or at law or in equity, may take any of the following steps (which list is given by way of example and is not intended to be an exhaustive list of all such rights and remedies):

(i) Terminate the Note, whereupon all outstanding Obligations shall be immediately due and payable;

(ii) Exercise all other rights granted to it under this Agreement and all rights under the UCC in effect in the applicable jurisdiction(s) and under any other applicable law; and

(iii) Exercise all rights and remedies under all Financing Documents now or hereafter in effect, including but not limited to:

A. The right to take possession of, send notices regarding, and collect directly the Collateral, with or without judicial process;

B. The right to (by its own means or with Judicial assistance) enter any of the Company’s and any of its Subsidiaries’ premises and take possession of the Collateral, or render it unusable, or dispose of the Collateral on such premises in compliance with subsection (C) below, without any liability for rent, storage, utilities, or other sums, and the Company and any of its Subsidiaries shall not resist or interfere with such action; and

C. The right to require Company or any of its Subsidiaries, at Company’s or its Subsidiaries’ expense, respectively, to assemble all or any part of the Collateral and make it available to the Purchaser at any place designated by the Purchaser.

(b) The Company or any of its Subsidiaries, agree that a notice received by it at least ten (10) days before the time of any intended public sale, or the time after which any private sale or other disposition of the Collateral is to be made, shall be deemed to be reasonable notice of such sale or other disposition. If permitted by applicable law, any perishable Collateral which threatens to speedily decline in value or which is sold on a recognized market may be sold immediately by the Purchaser without prior notice to the Company and its respective Subsidiaries. At any sale or disposition of Collateral, the Purchaser may (to the extent permitted by applicable law) purchase all or any part of the Collateral, free from any right of redemption by the Company and its respective Subsidiaries, which right is hereby waived and released. The Company and its Subsidiaries covenant and agree not to interfere with or impose any obstacle to the Purchaser’s exercise of its rights and remedies with respect to the Collateral.

10.4 Nature of Remedies. The Purchaser shall have the right to proceed against all or any portion of the Collateral to satisfy in any order (i) the liabilities and Obligations of the Company and its Subsidiaries, to the Purchaser or any Affiliate of the Purchaser under this Agreement, or any other loan documents evidencing financings provided to the Company and their respective Subsidiaries, or (ii) the liabilities and Obligations of the Company to the Purchaser or any Affiliate of the Purchaser under the Financing Documents. All rights and remedies granted the Purchaser under this Agreement and under any agreement referred to in this Agreement, or otherwise available at law or in equity, shall be deemed concurrent and cumulative, and not alternative remedies, and the Purchaser may proceed with any number of remedies at the same time until the Note, and all other existing and future liabilities and obligations of the Company and its Subsidiaries, to the Purchaser, are satisfied in full. The exercise of any one right or remedy shall not be deemed a waiver or release of any other right or remedy, and the Purchaser, upon the occurrence of an Event of Default, may proceed against the Company, the Parent and their respective Subsidiaries, and/or the Collateral, at any time, under any agreement, with any available remedy and in any order.

11. DEFINITIONS. As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires. Defined terms in this Agreement shall include in the singular number the plural and in the plural the singular:

“Account” means any right to payment for goods sold or leased or services rendered, whether or not evidenced by an instrument or chattel paper, and whether or not earned by performance, including, without limitation, the right to payment of management fees.

“Affiliate” means (i) any Person that directly, or indirectly through one or more intermediaries, controls the Parent or Company (a “Controlling Person”) or (ii) any Person (other than the Parent, Company or any Subsidiary) which is controlled by or is under common control with a Controlling Person. As used herein, the term “control” of a Person means the possess on, directly or indirectly, of the power: (A) to vote 20% or more of the voting securities of such Person (on a fully diluted basis) having ordinary power to vote in the election of the governing body of such Person or (B) to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Note Purchase Agreement, as the same may after its execution be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Amended Collateral Assignment” means that certain Amended and Restated Collateral Assignment of Security, Deeds and Contracts, dated as of the date hereof, in the form attached hereto as Exhibit E.

“Amended Pledge and Security Agreement” means that certain Amended and Restated Pledge and Security Agreement, dated as of the date hereof, in the form attached hereto as Exhibit J.

“Asset Sale” means, except as provided in the next sentence, (A) any sale, issuance, conveyance, transfer, lease or other disposition (including, without limitation, by way of merger, consolidation or sale and leaseback transaction) (collectively, a “transfer”), directly or indirectly, in one or a series of related transactions, of: (i) any Stock of any Subsidiary of the Company (ii) all or substantially all of the properties and assets of any division or line of business of the Company or any of its Subsidiaries (including, without limitation, any hospital owned or operated by any such Person); or (iii) any other properties or assets of the Company or any of its Subsidiaries (including, without limitation, any hospital owned or operated by any such Person) other than in the ordinary course of business, or (B) any public offering of any debt or equity securities issued by the Company or any of its Subsidiaries. For the purposes of this definition, the term “Asset Sale” shall not include any transfer of properties and assets (a) that is by the Company or any of its Subsidiaries to the Company or any other Subsidiary in accordance with the terms of this Agreement, (b) that is of obsolete or worn out equipment, inventory or other assets in the ordinary course of business, or (c) the fair market value of which does not exceed $1,000,000 per year individually or in the aggregate.

“Bankruptcy Code” has the meaning provided in Section 10.1(e).

“Beldray Lease” means (i) that certain Rent Review Memorandum, dated August 30, 2000, between Rootmead Limited, Beldray Limited and KRUG International (UK) Limited, and (ii) that certain Counterpart/Revisionary Lease, dated August 30, 2000, between Rootmead Limited, Beldray Limited and KRUG International (UK) Limited.

“Borrowed Money” means any obligation to repay money, any indebtedness evidenced by notes, bonds, debentures or similar obligations, any obligation under a conditional sale or other title retention agreement and the net aggregate rentals under any lease which under GAAP would be capitalized on the books of Borrower or which is the substantial equivalent of the financing of the property so leased.

“Business Day” means any day on which financial institutions are open for business in the State of New York or the State of Georgia, excluding Saturdays and Sundays.

“Change of Control” means (i) individuals who, as of the Closing Date, constituted the board of directors of the Company (together with any new directors whose election by that board of directors or whose nomination for election by the stockholders of the Company was approved by two-thirds of the directors of the Company then still in office who were either directors at the beginning of the period or whose election or nomination for election was previously approved) cease for any reason to constitute a majority of the board of directors of the Company then in office, or (ii) a transfer for capital stock of the Company occurs such that, immediately after giving effect to the transfer, Persons who held capital stock of the Company immediately prior to the transfer do not continue to hold at least 67% of the capital stock of the Company.

“Chatham” shall mean Chatham Investment Fund I, LLC, a Delaware limited liability company, together with its successors.

“Closing Date” has the meaning provided in Section 2.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all now existing and hereafter acquired or arising personal property of the Company including, without limitation, all goods, accounts, inventory, equipment, intangibles, investment property, deposit accounts, fixtures, instruments, documents, chattel paper, intellectual property, letters of credit and letters of credit rights, all supporting obligations, all commercial tort claims and all products and proceeds of the foregoing including insurance proceeds.

“Common Stock” means the Parent’s common stock, no par value.

“Company” is defined in the preamble.

“Consolidated”, when used with reference to any term, mean that term as applied to the accounts of any specified Person and all of its direct Subsidiaries (or other specified group of Persons), or such of its direct Subsidiaries as may be specified, consolidated (or combined) or consolidating (or combining), as the case may be, in accordance with GAAP and with appropriate deductions for minority interests in Subsidiaries.

“Consolidated Subsidiary” means at any date any Subsidiary or other entity the accounts of which would be consolidated with those of the Company or the Parent in its consolidated financial statements if such statements were prepared as of such date.

“Controlled Group” means all businesses that would be treated as a single employer under Section 4001(b) of ERISA.

“Default” means any Event of Default and any event or condition which with the passage of time or giving of notice, or both, would become an Event of Default, including the filing against the Company, any of its Subsidiaries or the Parent of a petition commencing an involuntary case under the Bankruptcy Code.

“Dollars” means United States Dollars.

“EBITDA” means, for any period and for any Person, the consolidated net income of such Person and its consolidated Subsidiaries for such period, after all expenses and other charges plus (to the extent deducted in computing net income) interest expense, income taxes, depreciation and amortization, determined in accordance with GAAP and eliminating, without duplication: (i) all intercompany items, (ii) all earnings attributable to equity interests in Persons that are not Subsidiaries of such Person unless actually received by such Person, (iii) all income arising from the forgiveness, adjustment, or negotiated settlement of any Indebtedness, (iv) any extraordinary items of income or expense, (v) any increase or decrease in income arising from any change in such Person’s method of accounting, (vi) any interest income, (vii) any net gain in respect of any Asset Sale during such period, and (viii) any other non-cash charges.

“Environmental Laws” means any and all federal, state and local statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, injunctions, and permits, whether now or hereafter in effect, relating to human health, the environment or to emissions, discharges or releases of Hazardous Materials into the environment, including ambient air, surface water, ground water or land, or otherwise relating to treatment, storage, disposal, transport or handling of Hazardous Materials or the clean-up or other remediation thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time. Section references to ERISA are to ERISA as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Group Person” means the Parent, Company and its Subsidiaries.

“Event of Default” has the meaning provided in Section 10.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Financial Officer” of any specified Person means its chief executive officer, chief financial officer, chief operating officer, chairman, president, treasurer, controller or any of its vice presidents whose primary responsibility is for its financial affairs, in each case whose incumbency and signatures have been certified to the Purchaser by the secretary or other appropriate attesting officer of such specified Person.

“Financing Documents” means this Agreement, the Note, the Warrant, the Warrantholders Rights Agreement, the Security Agreement, the Amended Collateral Assignment, the Parent Subordination Agreement, the Intercompany Subordination Agreement, the Parent Guaranty, the Subsidiary Guaranty, the Amended Pledge and Security Agreement and the other agreements and documents executed pursuant thereto.

“First Amendment to Merger Agreement” means that certain First Amendment to Merger Agreement, dated of March 24, 2003, by and among Parent, the Company, and HealthMont.

“Funded Debt” means, with respect to any Person, without duplication, (a) all Indebtedness for borrowed money and (b) all Indebtedness evidenced by notes, bonds,

debentures or similar instruments, or upon which interest payments are customarily made, in each case, that by its terms matures more than one (1) year from, or is directly or indirectly renewable or extendible at such Person’s option under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one (1) year from, the date of creation thereof, and specifically including, without limitation, all obligations with respect to capital leases, current maturities of long-term debt, revolving credit and short-term debt extendible beyond one (1) year at the option of the debtor, and also including, in the case of the Parent, the Obligations and, without duplication, any obligation guaranteeing any Funded Debt of other Persons; provided, however, all Indebtedness arising from the Beldray Lease shall not constitute Funded Debt.

“GAAP” means generally accepted accounting principles in the United States of America as from time to time in effect, including the statements and interpretations of the United States Financial Accounting Standards Board.

“Governmental Authority” means and includes any federal, state, District of Columbia, county, municipal, or other government and any department, commission, board, bureau, agency or instrumentality thereof, whether domestic or foreign.

“Hazardous Material” means any pollutant, toxic or hazardous material or waste which is regulated or defined by any Environmental Law, including any “hazardous substance” or “pollutant” or “contaminant” as defined in section 101(14) of CERCLA or any other Environmental Law or regulated as toxic or hazardous under RCRA or any other Environmental Law including, without limitation petroleum and any fraction thereof.

“HealthMont Loan Documents” means that certain Loan Agreement, dated of even date herewith, among the Company and HealthMont, and all other agreements and documents executed in connection therewith or related thereto (other than that certain Management Agreement, among the Company and HealthMont).

“Indebtedness” of a Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable and liabilities arising and paid in the ordinary course of business, (iv) all capital leases of such Person, (v) all obligations of such Person to purchase securities (or other property) which arise out of or in connection with the issuance or sale of the same or substantially similar securities (or property), (vi) all contingent or non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (vii) all equity securities of such Person subject to repurchase or redemption otherwise than at the sole option of such Person, (viii) all Indebtedness secured by a Lien on any asset of such Person, whether or not such Indebtedness is otherwise an obligation of such Person, and (ix) all Indebtedness of others guaranteed by such Person.

“Indemnified Person” has the meaning provided in Section 12.

“Indemnifying Person” has the meaning provided in Section 12.

“Insurer” means a Person that insures a Patient against certain of the costs incurred in the receipt by such Patient of Medical Services, or that has an agreement with the Company to compensate the Company for providing services to a Patient.

“Intercompany Subordination Agreement” means that certain Intercompany Subordination Agreement, dated as of the date hereof, in the form attached hereto as Exhibit G.

“Leverage Ratio” means, with respect to the Company, Parent and their respective Subsidiaries, on a consolidated basis for any fiscal quarter, the ratio obtained by dividing (a) Funded Debt as of the last day of such fiscal quarter, by (b) EBITDA for the four fiscal quarter period ending as of the last day of such fiscal quarter.

“Lien” means, with respect to any specified Person:

(a) any lien, encumbrance, mortgage, pledge, charge or security interest of any kind upon any property or assets of such specified Person, whether now owned or hereafter acquired, or upon the income or profits therefrom;

(b) the acquisition of, or the agreement to acquire, any property or asset upon conditional sale or subject to any other title retention agreement, device or arrangement (including a capital lease);

(c) the sale, assignment, pledge or transfer for security of any accounts, general intangibles or chattel paper of such specified Person, with or without recourse; and

(d) the transfer of any tangible property or assets for the purpose of subjecting such items to the payment of previously outstanding Indebtedness in priority to payment of the general creditors of such specified Person.

“Material Adverse Effect” means, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, a material adverse change in, or a material adverse effect upon, any of (i) the financial condition, operations, business, properties or prospects of the Company and each of its Subsidiaries, taken as a whole, exclusive of events affecting the economy generally, (ii) the rights and remedies of Purchaser under the Financing Documents, or the ability of the Company, any of its Subsidiaries or the Parent to perform its obligations under any of the Financing Documents to which it is a party, as applicable, or (iii) the legality, validity or enforceability of any Financing Document

“Material Debt” has the meaning provided to such term in Section 10.1(g).

“Medical Services” means medical and health care services provided to a Patient, including, but not limited to, medical and health care services provided to a Patient and performed by the Company which are covered by a policy of insurance issued by an Insurer, and includes physician services, nurse and therapist services, dental services, hospital services, skilled nursing facility services, comprehensive outpatient rehabilitation services, home health care services, residential and out-patient behavioral healthcare services, and medicine or health care equipment provided by the Company to a Patient for a necessary or specifically requested valid and proper medical or health purpose.

“Merger” means the merger of HealthMont with and into the Company pursuant to the Merger Agreement.

“Merger Agreement” means that certain Agreement and Plan of Merger, dated October 15, 2002, by and among Parent, the Company and HealthMonth, as amended by the First Amendment to Merger Agreement.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” as defined in section 4001(a)(3) of ERISA.

“Note” has the meaning provided in the preamble to this Agreement.

“Obligations” means, collectively, all amounts now or hereafter owing to Purchaser by the Company arising under or in connection with this Agreement, the Note, or any other Financing Document, including without limitation, the unpaid principal balance of the Note and all interest, fees, expenses and other charges relating thereto or accruing thereon, as well as any and all other indebtedness, liabilities, and obligations of the Company, whether direct or indirect, absolute or contingent, or liquidated or unliquidated, which may be now existing or may hereafter arise under or as a result of any of the Financing Documents, and any and all renewals, extensions, modifications or refinancings of any of the foregoing.

“Parent Guaranty” means that certain Guaranty, dated as of the date hereof, in the form attached hereto as Exhibit H.

“Parent Subordination Agreement” means that certain Subordination Agreement, dated as of the date hereof, in the form attached hereto as Exhibit F.

“Patient” means any Person receiving Medical Services from the Company and all Persons legally liable to pay the Company for such Medical Services other than Insurers.

“Permitted Contest” means any good faith contest in which the Company reasonably believes that (i) it will prevail on the merits in its challenge of the assessment of Taxes or any other item that could result in Liens or other encumbrances on its or any of its Subsidiaries’ assets, (ii) the amount of any single Permitted Contest does not exceed $100,000, and (iii) the aggregate amount in controversy in all Permitted Contests does not exceed $100,000 without the written consent of Purchaser.

“Permitted Liens” means: (i) deposits or pledges to secure obligations under workmen’s compensation, social security or similar laws, or under unemployment insurance; (ii) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of business; (iii) mechanic’s, workmen’s, materialmen’s or other like liens arising in the ordinary course of business with respect to obligations which are not due, or which are being contested in good faith by appropriate proceedings which suspend the collection thereof and in respect of which adequate reserves have been made (provided that such proceedings do not, in Purchaser’s sole discretion, involve any substantial risk of the sale, loss or forfeiture of such property or assets or any interest therein); (iv) liens and encumbrances in favor of Purchaser; (v) liens set forth in Schedule 11; (vi) liens in favor of GE HFS Holdings, Inc. (f/k/a Heller Healthcare Finance, Inc.) (“GE”) in connection with the “GEHFS Obligations” as defined in Subordination Agreement, dated as of September 30, 2003, among Chatham, GE and the parties thereto; and (vii) liens in respect of capital equipment leases and/or purchase money conditional sale contracts permitted under Section 9.1.

“Person” means any present or future natural person or any corporation, association, partnership, joint venture, limited liability, joint stock or other company, business trust, trust, organization, business or government or any governmental agency or political subdivision thereof.

“Plan” means, at any date, any pension benefit plan subject to Title IV of ERISA maintained, or to which contributions have been made or are required to be made, by any ERISA Group Person within six years prior to such date.

“Prepayment Premium” has the meaning provided in Section 7.2.

“Purchaser” has the meaning provided in the preamble to this Agreement, and shall include any Person to whom Purchaser transfers any interest in the Note.

“Related Transaction Documents” means all the documents executed and delivered in connection with the Related Transactions; including without limitation, HealthMonth Loan Documents.

“Related Transactions” means (x) the advance of up to $1,600,000 by the Parent to the Company, and (y) the Merger.

“Reportable Event” means a “reportable event” as defined in Section 4043(c) of ERISA for which the notice requirements of Section 4043(a) of ERISA are not waived.

“SEC” means the Securities and Exchange Commission or any successor thereto.

“Second Amendment to Merger Agreement” means that Second Amendment to Merger Agreement, dated as of July 30, 2003, by and among Parent, the Company, and HealthMont.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreements” means that certain Security Agreement, dated as of the date hereof, in the form attached hereto as Exhibit C.

“Stock” means all shares, options, warrants, general or limited partnership interests or other equivalents (regardless of how designated) of or in a corporation, partnership or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Securities Exchange Act of 1934, as amended).

“Subsidiary” means, with respect to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

“Subsidiary Guaranty” means that certain Guaranty, dated as of the date hereof, in the form attached hereto as Exhibit I.

“Taxes” means taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on or measured by the net income of Purchaser by the jurisdictions under the laws of which Purchaser is organized or conduct business or any political subdivision thereof.

“Temporary Cash Investments” means any Investment in (i) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, (ii) commercial paper rated at least A-1 by Standard & Poor’s Rating Group and P-1 by Moody’s Investors Service, Inc., (iii) time deposits with, including certificates of deposit issued by, any office located in the United States of any bank or trust company which is organized under the laws of the United States or any State thereof and has capital, surplus and undivided profits aggregating at least $500,000,000 and which issues (or the parent of which issues) certificates of deposit or commercial paper with a rating described in clause (ii) above, (iv) repurchase agreements with respect to securities described in clause (i) above entered into with an office of a bank or trust company meeting the criteria specified in clause (iii) above, provided in each case that such Investment matures within one year from the date of acquisition thereof by the Company or any of its Subsidiaries or (v) any money market or mutual fund that invests only in the foregoing and the manager of which and the liquidity of which is reasonably satisfactory to Purchaser.

“Warrant” means the warrant issued with respect to the Note in substantially the form attached as Exhibit B hereto.

“Warrant Shares” means the Common Stock for which the Warrant may be exercised.

“Warrantholders Rights Agreement” means that certain Warrantholders Rights Agreement, dated of even date herewith, by and between Company and Purchaser, substantially in the form attached as Exhibit D hereto.

“Written” or “in writing” means any form of written communication or a communication by means of telex, telecopier device, telegraph or cable.

12. INDEMNIFICATION.

The Company and each of its Subsidiaries agree to indemnify and hold harmless Purchaser and each holder of the Note and each person, if any, which controls the holder of the Note within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, and each of their respective affiliates, directors, officers, employees and each Person, if any, who controls any purchaser from and against any and all losses, claims, damages, liabilities and reasonable expenses (including without limitation legal fees and other expenses incurred in connection with any suit, action or proceeding or any claim asserted, which fees and expenses shall be reimbursed as incurred from time to time) arising from actual or threatened claims, actions, proceedings or investigations (whether or not any such person is named as a party to any such claim, action, proceeding or investigation) relating (i) to this Agreement or the transactions contemplated hereby or referred to herein by reason of their being a holder of the Note (other than disputes or claims among or involving only holder of the Note), or to any use made or proposed to be made by the Company of the proceeds of the Note, or (ii) to any breach by the Company of a representation, warranty or covenant contained herein or in any certificate delivered pursuant to the provisions hereof or (iii) to the failure of the Company or its Subsidiaries to perform in all material respects any agreement set forth herein, but in all cases as set forth in this Section 12, excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or willful malfeasance of such Indemnified Person (defined below); provided, however, that the foregoing indemnity shall not apply to litigation commenced by the Company against Purchaser or any holder of the Note which seeks enforcement of any of the rights of the Company hereunder or under any other Financing Document and is determined adversely to Purchaser or any holder of the Note in a final nonppealable judgment. Further, should any employees of a holder of the Note be involved in any legal action, proceeding or investigation in connection with the transactions contemplated by this Agreement, the Company agrees to compensate such holder of the Note in an amount to be mutually agreed upon per employee per day for each day or portion thereof that such employee is involved in preparation and testimony pertaining to any such legal action, proceeding or investigation.

If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand, shall be brought or asserted against any Person in respect of which indemnity may be sought pursuant to the preceding paragraph, such person (the “Indemnified Person”) shall promptly notify the person against whom such indemnity may be sought (the “Indemnifying Person”) in writing, and the Indemnifying Person shall be entitled to participate in such suit, action, proceeding, claim or demand, and, after written notice from the Indemnifying Person to the Indemnified Person, to assume and control the investigation or defense of such suit, action, proceeding, claim or demand with counsel of the Indemnifying Person’s choice at the expense of the Indemnifying Person. Notwithstanding the Indemnifying Person’s election to assume the defense or investigation of such suit, action, proceeding, claim or demand, the Indemnified Person shall have the right to employ, at its sole cost and expense, separate counsel and to participate in the defense or investigation of such suit, action, proceeding, claim or demand. The Indemnifying Person shall bear the expense of such separate counsel and the Indemnified Person shall control its own defense or investigation if (i) in the written opinion of counsel to the Indemnified Person there could reasonably be expected to be a conflict of interest between the Indemnifying Person and the Indemnified Person, (ii) the Indemnifying Person shall not have employed counsel to represent the Indemnified Person within a reasonable time after notice of the commencement of any such litigation or proceeding or (iii) the Indemnifying Person shall authorize the Indemnified Person to employ separate counsel at the expense of the Indemnifying Person. The Indemnifying Person shall not be liable for any settlement of any proceeding effected without its consent (which will not be unreasonably withheld), but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Person agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment. No Indemnifying Person shall, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or reasonably could have been a party and indemnity reasonably could have been sought hereunder by such Indemnified Person, unless such settlement included an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding.

If for any reason the foregoing indemnity is unavailable to any Indemnified Person or insufficient to hold it harmless as contemplated by the foregoing then the Indemnifying Person shall contribute to the amount paid or payable by the Indemnified Party as a result of any claim in such proportion as is appropriate to reflect the relative benefits received or sought to be received by the Indemnifying Person on the one hand and such Indemnified Person on the other hand, or, if such allocation or liabilities with respect to contributions shall be held to be unenforceable, then in such proportion as is appropriate to reflect such relative benefits but also the relative fault of the Indemnifying Person and such Indemnified Person, as well as any other relevant equitable considerations.

The indemnity agreements contained in this Section 12 are in addition to any liability which the Indemnifying Persons may otherwise have to the Indemnified Persons referred to above.

The indemnity agreements contained in this Section 12 and the representations and warranties of Company and Purchaser set forth in this Agreement shall survive (i) any termination of this Agreement, (ii) any investigation made by or on behalf of any holder or any person controlling any holder or by or on behalf of the Company, its officers or directors or any other person controlling the Company and (iii) acceptance of and payment for the Note.

13. EFFECTIVENESS. This Agreement shall become effective upon the execution and delivery hereof by the parties hereto.

14. RESTRICTIVE LEGENDS. The Warrant shall bear a legend in substantially the following form:

THIS SECURITY IS NOT BEING REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THE HOLDER HEREOF, BY PURCHASING THIS SECURITY, AGREES FOR THE BENEFIT OF THE ISSUER THAT THIS SECURITY MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR (2) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT. THIS

WARRANT AND THE SHARES OF COMMON STOCK PURCHASABLE HEREUNDER ARE SUBJECT TO AND HAVE THE BENEFIT OF A WARRANTHOLDERS RIGHTS AGREEMENT DATED AS OF SEPTEMBER     , 2003 AMONG HEALTHMONT, INC., (F/K/A HM ACQUISITIONS CORP.) AND THE HOLDER HEREOF, A COPY OF WHICH IS ON FILE WITH HEALTHMONT, INC., (F/K/A HM ACQUISITIONS CORP.).

15. MISCELLANEOUS.

15.1 Note Payments. So long as Purchaser shall hold the Note, Company will make payments of principal thereof and interest thereon, which comply with the terms of this Agreement and the Note, not later than 2:00 P.M. (Atlanta, Georgia time) on the date when due in Dollars, by wire transfer of immediately available funds for credit to the account of Purchaser, or such other account or accounts in the United States as Purchaser may designate in writing, notwithstanding any contrary provision herein or in the Note with respect to the place of payment. Purchaser agrees that before disposing of the Note, it will make a notation thereon (or on a schedule attached hereto) of all principal payments previously made thereon and of the date to which interest thereon has been paid. The Company agrees to afford the benefits of this Section 15.1 to any transferee which shall have made the same agreement as Purchaser have made in this Section 15.1.

15.2 Expenses. Whether or not the transactions herein contemplated are consummated, the Company agrees to pay all reasonable out-of-pocket costs and expenses, actually incurred, of Purchaser in connection with the negotiation, preparation, execution and delivery of this Agreement and the documents and instruments referred to herein and any amendment, waiver or consent relating hereto (including the reasonable fees and disbursements of Piper Rudnick LLP and each of Purchaser’s other advisers), including, without limiting the generality of the foregoing, all reasonable costs and expenses (i) incident to the preparation, issuance, execution, authentication and delivery of the Note, the Warrant and this Agreement, (ii) in connection with the printing (including reasonable word processing and duplication costs) and delivery of this Agreement, the Warrant and the Note, and (iii) the reasonable fees and expenses of the attorneys for the holder of the Note incurred in connection with the enforcement of this Agreement, the Warrant and the Note (including any such reasonable costs, fees and expenses incurred in connection with any “workout” or other restructuring of the Company’s obligations in respect of the Note or in connection with any bankruptcy, reorganization or similar proceeding with respect to the Company or its Subsidiaries). The obligations of the Company under this Section 15.2 shall survive the transfer of the Note or portion thereof or interest therein by Purchaser or any transferee and the payment of the Note.

15.3 Consent to Amendments, Waivers. Any term, covenant, agreement or condition of this Agreement may, with the consent of the Company, be amended or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), if the Company shall have obtained the consent in writing of Purchaser.

Any such amendment or waiver shall be binding upon each future holder of the Note and upon the Company, whether or not the Note shall have been marked to indicate such amendment or waiver. No such amendment or waiver shall extend to or affect any obligation not expressly amended or waived or impair any right consequent thereon.

15.4 Transfer of Note; Lost Note. Subject to applicable laws, Purchaser may transfer any or all of its interests in the Note provided, however, that each transferee of the Note shall comply with the last sentence of Section 15.8. The Company shall keep at its principal office a register in which the Company shall provide for the registration of Note and of transfers of Note. Upon surrender for registration of transfer of the Note at the principal office of the Company, the Company shall, at its expense, promptly execute and deliver one or more new notes of like tenor and of a like aggregate principal amount, registered in the name of such transferee or transferees. At the option of the holder of the Note, the Note may be exchanged for other notes of like tenor and of any authorized denominations, of a like aggregate principal amount, upon surrender of the Note to be exchanged at the principal office of the Company. Whenever the Note is so surrendered for exchange, the Company shall, at its expense, promptly execute and deliver the note which the holder making the exchange is entitled to receive. If surrendered for registration of transfer or exchange, the Note shall be duly endorsed, or be accompanied by a written instrument of transfer duly executed, by the holder of the Note or such holder’s attorney duly authorized in writing. Any note or notes issued in exchange for the Note or upon transfer thereof shall carry the rights to unpaid interest and interest to accrue which were carried by the Note so exchanged or transferred, so that neither gain nor loss of interest shall result from any such transfer or exchange. Upon receipt of written notice from the holder of any note of the loss, theft, destruction or mutilation of such note and, in the case of any such loss, theft or destruction, upon receipt of such holder’s indemnity agreement, or in the case of any such mutilation upon surrender and cancellation of such note, the Company will promptly make and deliver a new note, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Note. If required by the Company, such holder must furnish to the Company an indemnity bond sufficient in the judgment of the Company to protect the Company from any loss which it may suffer if a note is replaced. The Company may charge such holder for its expenses in replacing a note.

15.5 Persons Deemed Owners. Prior to due presentment for registration of transfer, the Company may treat the Person in whose name the Note is registered as the owner and holder of the Note for the purpose of receiving payment of principal of and premium, if any, and interest on such Note and for all other purposes whatsoever, whether or not the Note shall be overdue, and the Company shall not be affected by notice to the contrary.

15.6 Survival of Representations and Warranties; Entire Agreement. All representations and warranties contained herein or made in writing by or on behalf of the Company or Purchaser in connection herewith shall survive the execution and delivery of this Agreement, the Note and the Warrant, the transfer by Purchaser of the Note, the

Warrant or any portion thereof or interest therein, the payment of the Note and the exercise of the Warrant, and may be relied upon, as of the date made, by any transferee, regardless of any investigation made at any time by or on behalf of Purchaser or any transferee, until such time as the Note and all other amounts owed hereunder have been paid in full. Subject to the preceding sentence, this Agreement, the Note and the Warrant embody the entire agreement and understanding between Purchaser and Company and supersede all prior agreements and understandings relating to the subject matter hereof.

15.7 Successors and Assigns. All covenants and other agreements in this Agreement contained by or on behalf of either of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto (including, without limitation, any transferees, subject to Section 15.4 hereof) whether so expressed or not; provided that the Company may not, directly or indirectly (by merger or otherwise), assign or otherwise transfer any of its obligations hereunder or under the Note without the express prior written consent of Purchaser.

15.8 Descriptive Headings. The descriptive headings of the several paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

15.9 Notices. Except as otherwise expressly provided herein, all notices and other communications hereunder shall be in writing (including telegraphic, telex, telecopier electronic mail or cable communication) and mailed, telecopied, emailed or delivered, if to the Company, to HealthMont, Inc., (f/k/a HM Acquisitions Corp.), c/o SunLink Health Systems, Inc., 900 Circle 75 Parkway, Suite 1300, Atlanta, Georgia 30339, Attention: Mr. Robert M. Thornton, Jr., Facsimile: (770) 933-7010, with a copy to Smith, Gambrell & Russell, LLP, 1230 Peachtree Street, Suite 3100, Atlanta, Georgia 30309, Attention: M. Timothy Elder, Esq., Facsimile: (404) 685-6832; and if to Purchaser, to: Chatham Investment Fund I, LLC, c/o Chatham Capital Management, LLC, 100 Galleria Parkway, Suite 270, Atlanta, Georgia 30305, Attention: Mr. Brian G. Reynolds, Facsimile: (770) 980-0503. Notices to any subsequent holder of the Note shall be sent to the person at the address specified by such holder to the Company. Each such notice, request or other communication shall be effective (i) if given by telex, when such telex is transmitted to the telex number specified in this Section and the appropriate answer back is received, (ii) if given by telecopier or electronic mail, when a conformation copy is sent by U.S. Mail or (iii) if given by mail, prepaid overnight courier or any other means, when received at the address specified in this Section or when delivery at such address is refused.

15.10 Calculations. The financial statements to be furnished to Purchaser pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the and Company to Purchaser).

15.11 Counterparts. This Agreement may be signed in counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

15.12 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF GEORGIA APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WHOLLY THEREIN.

15.13 Submission to Jurisdiction; Venue; Service of Process.

(a) Any legal action or proceeding with respect to this Agreement may be brought in the courts of the State of Georgia located in Fulton County or of the United States for the Northern District of Georgia, and, by execution and delivery of this Agreement, the Company hereby irrevocably accepts for itself and its Subsidiaries and in respect of their property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts. The Company hereby irrevocably waives to the extent not prohibited by applicable law that cannot be waived any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to in this clause (a) and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

(b) The Company hereby consents to service of process in any such suit, action or proceeding in any manner permitted by the laws of the State of Georgia.

(c) Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of Purchaser to bring proceedings against the Company in the courts of any other jurisdiction.

15.14 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY AND TO THE FULLEST EXTENT PERMITTED BY LAW WAIVES ANY RIGHTS THAT IT MAY HAVE TO CLAIM OR RECEIVE CONSEQUENTIAL OR SPECIAL DAMAGES IN CONNECTION WITH ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE FINANCING DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY.

16. COLLATERAL MONITORING FEE. The Company shall pay to Purchaser, for its own account, a monthly collateral monitoring fee equal to $750, payable on the Closing

Date and the first day of each calendar month after the Closing Date. Each payment of the collateral monitoring fee shall be fully earned and non-refundable when paid.

17. AGREEMENT CONCERNING ADDITIONAL COLLATERAL. The Company will at its own cost and expense, cause to be promptly and duly taken, executed, acknowledged and delivered all such further acts, documents and assurances as may from time to time be necessary or as the Purchaser may from time to time reasonably request in order to establish, preserve, protect and perfect the estate, right, title and interest of Purchaser in and to all Liens granted in favor of the Company pursuant to the HealthMont Loan Documents. Notwithstanding its foregoing obligations, the Company hereby acknowledges and agrees that it shall hold all such Liens under the HealthMont Loan Documents for the benefit of Purchaser.

(Signature Page to Follow)

If the foregoing is in accordance with your understanding, please sign and return four counterparts hereof.

Very truly yours,

COMPANY: HEALTHMONT, INC. (f/k/a HM Acquisitions Corp.)

By:	/s/ ROBERT M. THORNTON, JR.

Name:	Robert M. Thornton, Jr.
Title:	Vice President

Accepted: October 3, 2003

PURCHASER: CHATHAM INVESTMENT FUND I, LLC
By: Chatham Capital Management, LLC

By:

Name:

Title:	A member of the Board of Managers

Signature Page to Note Purchase Agreement

If the foregoing is in accordance with your understanding, please sign and return four counterparts hereof.

Very truly yours,

COMPANY: HEALTHMONT, INC. (f/k/a HM Acquisitions Corp.)

By:

Name:

Title:

Accepted: October 3, 2003

PURCHASER: CHATHAM INVESTMENT FUND I, LLC
By: Chatham Capital Management, LLC

By:	/s/ Nick Anacreonte

Name:	Nick Anacreonte
Title:	A member of the Board of Managers

Signature Page to Note Purchase Agreement